EXHIBIT 13


                                PLEDGE AGREEMENT
                                       OF
                       DIGITAL TRANSMISSION SYSTEMS, INC.
               401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST


     THIS AGREEMENT (the "Agreement") is made and entered into as of the date subscribed below, by and between (i) DIGITAL TRANSMISSION SYSTEMS, INC. EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST, a Georgia trust (the "ESOP" or "Trust"), acting by SOREN PIHLMAN as Trustee (the "Trustee"), (said Trust being hereinafter called "Pledgor"), and (ii) WI-LAN, INC., Alberta, Canada (hereinafter called "Lender").

1.   PLEDGE OF STOCK.

     1.1 In consideration of the loan in the principal amount of Nine Hundred Thousand Dollars ($900,000) made by Lender to Pledgor (the "Loan"), as evidenced by the Note executed simultaneously herewith (the "Note"), and as security for the payment of the Note, Pledgor hereby assigns, transfers, pledges and grants to Lender, pursuant to the Georgia Uniform Commercial Code (the "UCC"), a security interest in 9,000,000 of Shares of the no par value common stock of Digital Transmission Systems, Inc. to be purchased, by Pledgor in part with monies received from the Loan ("Shares") which will be acquired by the Trust under the Note. Shares pledged hereunder shall not have been previously allocated to participants in the ESOP or in any other way encumbered. Such assignment and pledge includes any stock rights, rights to subscribe, liquidation dividends, stock dividends, dividends paid in stock or cash, stock splits, warrants, options, stock purchase rights, new securities or other property which Pledgor is or may hereafter become entitled to receive in respect of, or in exchange for, or in substitution of, or on account of the Shares, and all proceeds thereof at any time hereafter acquired or issued; provided, however, prior to the occurrence of any Event of Default (as defined in the Stock Purchase Agreement of even date herewith), Pledgor shall be entitled to receive and retain all dividends of cash and noncash property (other than stock dividends, stock splits, warrants, options and stock purchase rights) and such dividends shall not constitute part of the Collateral. Upon the occurrence of any default specified or referred to in the Note or the Stock Purchase Agreement, Lender, at its discretion, may cause to be transferred to its own name, or to the name of any other person, firm or corporation, individually or as secured party or trustee or otherwise, to the extent such would not cause the Loan to fail as an exempt loan under Section 4975 of the Internal Revenue Code of 1986 (referred to hereinafter as the "Code") and the regulations thereunder, the property deposited with it pursuant to this Agreement. Subject to Section
2.1 of this Agreement, all property assigned, transferred to, or pledged with the Lender and in which Lender is granted a security interest under this Agreement, including without limitation the Shares, is herein referred to as "Collateral". This Pledge Agreement is issued pursuant to the terms and provisions of that certain Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") between Lender and Pledgor and the terms used herein shall have the same meaning as set out in the Stock Purchase Agreement, unless otherwise defined



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


herein.

2.   RELEASE OF COLLATERAL FROM PLEDGE.

     2.1 Upon payment of the entire principal amount of the Note, including interest, or installments thereof, in conformity with arrangements agreed on by Lender and Pledgor, all (in case of full payment) or a portion (in the case of partial payment) of Shares of the Collateral shall be released from those pledged hereunder. If partial payment of the Loan is made, the number of Shares released shall bear such relation to the total number of Shares then encumbered hereunder as the principal and interest paid on the Note for such partial payment bears to the principal and interest paid on the Note for said payment plus the principal and interest yet to be paid on the Note, without taking into account any possible extension or renewal periods. After any Shares have been so released, Lender, or its agent, shall promptly deliver the same to Pledgor and such Shares shall no longer be Collateral hereunder. Upon release of said Shares hereunder, Pledgor shall allocate such Shares to participants in the ESOP as provided in the ESOP Plan and Trust documents.

3.   PRESERVATION AND PROTECTION OF COLLATERAL.

     3.1 Lender shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral or otherwise, beyond the use of reasonable care in the custody and preservation thereof while in its possession, or in the possession of its agent.

4.   SALE OR TRANSFER OF NOTE.

     4.1 Upon transfer of all or any part of the indebtedness, provided such transfer shall be subject to any applicable provisions of ERISA and the Code in order to maintain the qualification of the ESOP Plan and Trust, Lender may transfer all or any part of the Collateral, and shall be fully discharged from all liability and responsibility accruing thereafter, with respect to such Collateral so transferred, and the transferee shall be vested with all the rights and powers of Lender hereunder with respect to such Collateral so transferred; but with respect to any Collateral not so transferred, Lender shall retain all rights and powers hereby given.

5.   DEFAULT.

     5.1 Should any default specified in the Note and/or Stock Purchase Agreement occur, Lender or any holder of the indebtedness secured hereby is given full power and authority, then or at any time thereafter, at its election, to sell, assign and deliver or collect all or such portion of the Collateral, or any substitute therefor or any addition thereto, to the extent such would not cause the Loan to fail as an exempt loan under Section 4975 of the Code and the regulations thereunder, in one or more sales, with or without any previous demands or demand of performance (except for any notice required by the Stock Purchase Agreement) or notice of advertisement, in such order as Lender may elect; and any such sale may be made either at public or private sale at Lender's place of business or



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

elsewhere, either for cash or upon credit or for future delivery with such sale being governed by the applicable provisions of the Uniform Commercial Code; and Lender may be purchaser of any or all Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or right of redemption. Upon termination of the Trust, all of the Collateral shall be applied to discharge the indebtedness secured hereby. All demands, notices and advertisements are hereby waived to the extent permitted by law. Any sales hereunder may be conducted by an auctioneer or any officer or agent of Lender or of any holder of the indebtedness secured hereby.

     5.2 Notwithstanding any other provisions of this Pledge Agreement, in case of an Event of Default as provided in the Note and/or Stock Purchase Agreement, Lender shall have no right to receive payment from any assets of the Trust, or any recourse against any assets of the Trust, other than, to the extent permitted under Treasury Regulation 54.4975-7(b)(5): the Collateral; contributions (other than contributions of "employer stock", as defined in Section 409(l) of the Code) that are made to the Trust to enable the Trust to meet its obligations under the Note; earnings attributable to the Collateral and investment of such contributions; and the Loan proceeds prior to purchase of the Shares (as defined in the Loan Agreement) and any earnings thereon.

6.   PROCEEDS OF SALE.

     6.1 The proceeds of the sale of any of the Collateral and all sums received or collected from or on account of such Collateral shall be applied to payment of expenses incurred or paid by Lender or such other holder in connection with any sale, transfer or delivery of the Collateral to the payment of any other costs, charges, reasonable attorneys' fees or expenses provided for in the Note or the Stock Purchase Agreement, and to the payment of the Note or any part thereof, all in such order and manner as Lender or such holder in its discretion may determine. Lender or such holder shall notify Trustee of any balance, and shall pay any balance to Trustee or to the person or persons entitled thereto upon proper demand being made therefor.

7.   PRESENTMENTS, ETC.

     7.1 Lender shall be under no duty or obligation whatsoever to make or give any presentment, demand for performance, notice of nonperformance, protest, notice of protest or notice of dishonor in connection with any obligation or evidence of indebtedness held by Lender as Collateral, or in connection with any obligations or evidence of indebtedness which constitute in whole or in part the indebtedness secured hereunder.

8.   WAIVER BY PLEDGOR.

     8.1 Pledgor waives any right to require Lender to (a) proceed against any person, (b) proceed against or exhaust the Collateral or any other collateral or security for the Note, or (c) pursue any other remedy in Lender's power, including but not limited to pursuit of any rights which Lender may have against any person or against any other collateral, security or guaranty, and Pledgor waives any defense arising by reason of any disability or other defense of any person, or by reason of the cessation from any cause whatsoever of the



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

liability of any other person. Until all indebtedness to the Lender shall have been paid in full, Pledgor shall have no right of subrogation, and Pledgor waives any right to enforce any remedy which it now has or may hereafter have against any other person and waives any benefit of and any right to participate in any collateral or security whatsoever now or hereafter held by Lender except as otherwise specified herein.

     8.2 Lender may at any time deliver the Collateral or any part thereof to Pledgor and the receipt of Pledgor shall be a complete and full acquittance for the Collateral so delivered, and Lender shall be discharged from any liability or responsibility therefor accruing thereafter.

9.   VOTING RIGHTS.

     9.1 Subject to any applicable provisions of ERISA, Lender may, after a default in payment of principal or interest under the Note or any other default under the Note, cause the Collateral to be voted, by a proxy designated by Lender, for or against any corporate action or for the election of any officer or director as Lender in its discretion shall deem desirable.

10.  POWER OF SALE.

     10.1 Until all indebtedness of Pledgor to Lender shall have been paid in full, the power of sale and other rights, powers and remedies granted to Lender hereunder shall continue to exist and may be exercised at any time and from time to time irrespective of the fact that any such indebtedness or any part thereof may have become barred by any statute of limitations, or the personal liability of Pledgor may have ceased.

11.  OTHER RIGHTS.

     11.1 The rights, powers and remedies given to Lender by this Agreement shall be in addition to all rights, powers and remedies given to Lender by virtue of any statute or rule of law. Any forbearance or failure or delay by Lender in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of Lender shall continue in full force and effect until such right, power or remedy is specifically waived by Lender in an instrument in writing.

12.  GOVERNING LAW.

     12.1 The validity and interpretation of this Agreement and performance of the parties hereto of their respective duties and obligations hereunder shall be governed by the laws of the State of Delaware, except with respect to interest which shall be governed by and construed in accordance with applicable Federal laws, if such laws permit a greater rate than Delaware law, and except as otherwise provided in the Stock Purchase Agreement.



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

13.  EXEMPT LOAN.

     13.1 It is expressly agreed and acknowledged that the Trust is an "employee stock ownership plan" within the meaning of Section 4975 of the Code, the applicable provisions of ERISA and regulations thereunder and that the Loan is intended to be an "exempt loan" in full compliance with Section 4975 of the Code, the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all regulations thereunder. To the extent that any provision of this Pledge Agreement conflicts with the provisions of Section 4975 of the Code, ERISA, or regulations thereunder, or would (i) cause the Loan to fail to qualify as an "exempt loan", or (ii) cause the Trust to fail as an "employee stock ownership plan", (as all of these terms are defined hereinabove), the provision shall where possible be deemed amended from date of execution hereof to comply with the requirements of Section 4975 of the Code, ERISA and the regulations thereunder, or where amendment is not possible, said provision will be stricken as if never contained herein and treated as null and void from the date of execution hereof, with all remaining provisions continuing in effect; provided, however, that no such amendments or deletions shall be permitted or made hereto if, and to the extent that, such amendments or deletions would adversely effect Lender's rights to collect the indebtedness evidenced by the Note in the amounts and at the times specified in the Note or in any of the other Loan Documents.

     EXECUTED as of this 31st day of December, 2001, at Atlanta, Georgia, the parties acting by and through their respective duly authorized officers.

                                    PLEDGOR:

                                    DIGITAL TRANSMISSION SYSTEMS, INC.
                                    401(K) AND EMPLOYEE STOCK OWNERSHIP
                                    PLAN AND TRUST


                                    BY: /s/ Illegible
                                        ---------------------------------------
                                    TITLE: Trustee


                                    LENDER:

                                    WI-LAN, INC.

                                    BY: /s/ H. Zaghloul
                                        ---------------------------------------
                                    TITLE: Chairman, President & CEO